Exhibit 99.5

PHOTRONICS, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(Unaudited)

	Three Months ended
	January 29, 2023	October 31, 2022	January 30, 2022

Reconciliation of GAAP to Non-GAAP Net Income:

GAAP Net Income	$13,986	$37,060	$23,064
FX (gain) loss	16,944	(10,369)	(5,268)
Estimated tax effects of above	(4,506)	2,522	1,337
Estimated noncontrolling interest effects of above	(2,060)	1,990	96
Non-GAAP Net Income	$24,364	$31,203	$19,229

Weighted-average number of common shares outstanding - Diluted	61,470	61,374	60,936

Reconciliation of GAAP to Non-GAAP EPS:

GAAP diluted earnings per share	$0.23	$0.60	$0.38
Effects of the above adjustments	$0.17	$(0.10)	$(0.06)
Non-GAAP diluted earnings per share	$0.40	$0.51	$0.32

Note: Totals may differ due to rounding.

PHOTRONICS, INC.
Reconciliation of GAAP to Non-GAAP Financial Information (cont.)
(in thousands)
(Unaudited)

Reconciliation of Net cash provided by operating activities to Free Cash Flow
	Three Months ended	Year ended
	January 29, 2023	October 31, 2022	October 31, 2021	Target Model Two-year Horizon

GAAP Net cash provided by operating activities	$27,680	$275,187	$150,772	$350,000 - 400,000

Purchases of property, plant and equipment	(31,097)	(112,338)	(109,099)	(100,000)

Government Incentives	1,014	3,615	5,775	-

Free Cash Flow	$(2,403)	$166,464	$47,448	$250,000 - 300,000

Reconciliation of Free Cash flow to LTM Free Cash Flow:

Free Cash Flow

Three Months ended January 29, 2023	$(2,403)

Year-ended October 31, 2022	166,464

Three Months ended January 30, 2022	(39,955)

LTM January 29, 2023	$124,106

Reconciliation of Cash and cash equivalents to Net Cash:
		As of
	January 29, 2023	October 31, 2022	January 30, 2022

Cash and cash equivalents	$334,792	$319,680	$314,195

Short-term investments	39,199	38,820	-

Current portion of Long-term debt	(6,541)	(10,024)	(18,307)

Long-term Debt	(27,323)	(32,310)	(78,540)

Net Cash	$340,127	$316,166	$217,348